James Stafford

James Stafford, Inc. Chartered Accountants Suite 350 – 1111 Melville Street Vancouver, British Columbia Canada V6E 3V6 Telephone +1 604 669 0711 Facsimile +1 604 669 0754 www.JamesStafford.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Linux Gold Corp.

We consent to the incorporation of our report dated 15 June 2009 with respect to the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficiency) for the year ended 28 February 2009, in the amended Form 20-F of Linux Gold Corp. dated 3 July 2012.

/s/ James Stafford
Chartered Accountants
Vancouver, Canada

5 July 2012